Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the use in the Registration Statement on Form S-1 of our report dated November 30, 2001 relating to the financial statements of Sensytech, Inc. and Subsidiary, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCooopers LLP

Pittsburgh, Pennsylvania
November 15, 2002